Exhibit 10.13

Aptera Motors Corp.

Employment Agreement

This Employment Agreement (this “Agreement”), dated as of August 5, 2025, is made by and between Aptera Motors Corp., a Delaware corporation (the “Company”), and Chris Anthony (“Executive”). The Company and Executive are together referred to herein as the “Parties” or individually referred to as a “Party”.

WHEREAS, Executive currently serves as the co-Chief Executive Officer of the Company;

WHEREAS, the Company desires to register its Class B common stock for trading on the Nasdaq Capital Market;

WHEREAS, from and after the date of effectiveness of the Company’s direct listing (the “Effective Date”), the Company desires to assure itself of the continued services of Executive on the terms provided herein;

WHEREAS, it is the desire of Executive to provide continued services to the Company following the Effective Date on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Employment.

(a) General. Effective on the Effective Date, the Company shall continue to employ Executive pursuant to the terms of this Agreement and Executive shall remain in the continued employ of the Company, for the period and in the positions set forth in this Section 1, and subject to the other terms and conditions herein.

(b) Employment Term. The term of employment under this Agreement shall commence on the Effective Date and shall continue until terminated by either Party pursuant to Section 3 below (the “Term”).

(c) Positions. During the Term, Executive shall serve as the Co-Chief Executive Officer of the Company with such duties as Executive performed immediately prior to the Effective Date. Executive shall report directly to the Board of Directors of the Company (the “Board”). At the Company’s request, Executive shall during the Term serve the Company and its subsidiaries in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position as the Company’s Co-Chief Executive Officer. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not be increased on account of such additional services.

(d) Duties. During the Term, Executive shall devote all of Executive’s working time, attention and efforts to the business and affairs of the Company except during any paid vacation or other excused absence periods. Executive shall not engage in outside business activities (including serving on outside boards or committees) during the Term without the prior written consent of the Board (which the Board may grant or withhold); provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, and (ii) serve on the board of directors of other corporations or for-profit entities and engage in advisory work or services for non-profit organizations, in each case, subject to compliance with this Agreement and the Policies (as defined below) and provided that such activities do not conflict with or interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”).

(e) Location. During the Term, Executive shall perform his duties hereunder in the Company’s principal office, but from time to time Executive may be required to travel to other locations in the proper conduct of Executive’s duties and responsibilities under this Agreement.

2. Compensation and Related Matters.

(a) Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $243,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment. Such annual base salary shall be reviewed annually by the Board (such annual base salary, as it may be adjusted from time to time, the “Annual Base Salary”).

(b) Annual Performance Bonus. With respect to each completed fiscal year of the Company during the Term, Executive will be eligible to receive a discretionary annual performance bonus (the “Annual Bonus”). The actual payout of the Annual Bonus shall be based on the achievement of Company annual financial metrics to be determined by the Board or the Compensation Committee thereof (the “Committee”). Any Annual Bonus earned will be paid at the same time annual bonuses are paid to other senior executives of the Company generally, subject to Executive’s continuous employment through the last day of the fiscal year with respect to which such Annual Bonus relates, unless otherwise set forth in Section 4 hereof, but in no event later than March 15th following the fiscal year to which the Annual Bonus relates.

(c) Equity Awards. Executive will be eligible for grants of annual equity awards (the “Equity Awards”), subject to approval by the Board or the Committee, and such vesting and other terms and conditions of the Company equity plan under which the applicable Equity Awards are granted and an award agreement to be provided by the Company and entered into with Executive with respect to each Equity Award.

(d) Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements as the Company may from time to time provide to its senior executives, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefit and the Company reserves the right to change, alter, or terminate any benefit plan or benefit at any time (including, without limitation, contribution levels).

(e) Paid Time Off. During the Term, Executive shall be entitled to paid time off in accordance with the Policies, which Policies currently provide for flexible paid time off.

(f) Business Expenses. During the Term, the Company shall reimburse Executive for reasonable out-of-pocket business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy, as in effect from time to time.

3. Termination.

(a) At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will”, as defined under applicable law. This means that Executive’s employment is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, for any or no particular reason or cause. It also means that Executive’s job duties, title, and responsibility and reporting level, work schedule, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time as determined by the Company (subject to any ramification such changes may have under Section 4 below, or any other governing documents of the Company or its subsidiaries or Affiliates). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a representative of the Company duly authorized by the Board. If Executive’s employment terminates for any lawful reason, Executive shall not be entitled to any payments, benefits, damages, awards, or other compensation other than as provided in Section 4 of this Agreement.

(b) Circumstances. Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, under the following circumstances:

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Disability. If Executive has incurred a Disability the Company may terminate Executive’s employment for Disability.

(iii) Termination for Cause. The Company may terminate Executive’s employment for Cause.

(iv) Termination without Cause. The Company may terminate Executive’s employment without Cause.

(v) Resignation from the Company with Good Reason. Executive may resign Executive’s employment with the Company with Good Reason.

(vi) Resignation from the Company without Good Reason. Executive may resign Executive’s employment with the Company without Good Reason.

(c) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(b)(i) above) during the Term shall be communicated by a written notice (a “Notice of Termination”) to the other Party hereto indicating the specific termination provision in this Agreement relied upon and specifying a Date of Termination. The failure by either party to set forth in the Notice of Termination any fact or circumstance shall not waive any right of the party hereunder or preclude the party from asserting such fact or circumstance in enforcing the party’s rights hereunder.

(d) Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date of the termination of Executive’s employment with the Company, which, if Executive’s employment is terminated as a result of Executive’s death, will be the date of Executive’s death, and otherwise shall be the date specified in a Notice of Termination.

(e) Deemed Resignation. Unless otherwise determined by the Board, upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all director, officer and employee positions, if any, then held with the Company or any of its subsidiaries or Affiliates.

4. Obligations upon a Termination of Employment.

(a) Company Obligations upon Termination for any reason. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(b) above, Executive (or Executive’s estate, as applicable) shall be entitled to receive: (i) Executive’s Annual Base Salary and accrued but unused paid time off, if any, earned through the Date of Termination, but not yet paid to Executive; (ii) any Annual Bonus earned as of the Date of Termination, but not yet paid to Executive, for any preceding fiscal year of the Company, payable at the time such Annual Bonus would have been paid pursuant to Section 2(b) hereof, had employment not terminated; (iii) any expenses owed to Executive pursuant to Section 2(f) above; and (iv) any amounts owed to Executive with respect to periods prior to the Date of Termination but not yet paid to Executive under this Agreement (collectively, the “Accrued Obligations”). Except as otherwise expressly required by law or as specifically provided herein, all of Executive’s rights to salary, severance benefits, bonuses and other compensatory amounts or benefits hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

(b) Executive’s Obligations upon Termination.

(i) Cooperation. At any time following termination of employment for any reason, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. The Company shall reimburse Executive for Executive’s reasonable, pre-approved out of pocket costs and expenses.

(ii) Return of Company Property. Executive hereby acknowledges and agrees that all Company Property and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment and at such other time(s) as may be determined by the Company (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Company Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, computer hardware and software, laptop computers, tablets, docking stations, cellular and portable telephone equipment, and all other proprietary information relating to the business of the Company or its subsidiaries or Affiliates. Following termination of employment, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or Affiliates.

(c) Termination due to Executive’s Death or Disability, by the Company for Cause, or Resignation by Executive without Good Reason. If Executive’s employment terminates pursuant to Section 3(b)(i), Section 3(b)(ii), Section 3(b)(iii), or Section 3(b)(vi) hereof, then Executive shall receive only the Accrued Obligations set forth in Section 4(a) above, subject to Section 8(m) hereof.

(d) Severance Payments upon a Termination without Cause, or Resignation with Good Reason. If Executive’s employment terminates pursuant to Section 3(b)(iv) or Section 3(b)(v) hereof, then, subject to Executive’s delivery to the Company and non-revocation (if applicable) of an executed waiver and release of claims in form and substance satisfactory to the Company (the “Release”) that becomes effective and irrevocable within sixty (60) days of the Date of Termination in accordance with Section 8(m)(vi) below, and Executive’s continued compliance with the terms and conditions of this Agreement, the Employee Inventions and Proprietary Information Agreement, dated July 14, 2022, by and between the Company and Executive (the “Proprietary Information Agreement”) and the Release, Executive shall receive, in addition to the payments and benefits set forth in Section 4(a) above, and subject to Section 8(m) below, the following:

(i) an amount in cash equal to twelve (12) months (the “Cash Severance”) (or in the event of a Change in Control Termination, twenty-four (24) months) of Executive’s then-existing Annual Base Salary, payable, less applicable withholdings and deductions in the form of salary continuation in regular installments over the twelve (12)-month period (or, in the event of a Change in Control Termination, twenty-four (24) month period) following the date of Executive’s termination of employment in accordance with the Company’s normal payroll practices with the first of such installments to commence on the first regular payroll date following the date the Release becomes effective and irrevocable or as otherwise provided in Section 8(m)(vi) below;

(ii) subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall offer continued coverage under the Company’s group health plan at active employee rates until twelve (12) months following the Date of Termination (or in the event of a Change in Control Termination, eighteen (18) months of continued coverage under the Company’s group health plan at active employee rates, and for the succeeding six (6) months thereafter, the Company will pay Executive monthly cash payments equal to the then-current monthly premium for COBRA, less the amount that Executive would have been required to pay if Executive had remained an active employee of the Company) (the “COBRA Assistance”), which COBRA Assistance shall automatically terminate on the earliest of (A) the date that Executive becomes eligible for coverage under the group health plan of another employer, or (B) the date Employer or its Affiliates would otherwise be subject to a penalty or in violation of any requirement of applicable law due to the COBRA Assistance, as determined by the Company. Employer shall directly pay or reimburse Executive for Employer’s portion of the amount COBRA premium pursuant to the COBRA Assistance, as determined by the Company. In the event Employer provides the COBRA Assistance through reimbursement, Executive shall remit to the Company on a monthly basis and within thirty (30) days of the date of payment, paid invoices for each such monthly COBRA premium for which Executive seeks reimbursement and such reimbursement (to the extent required pursuant to this Section 4(d)(ii)) shall be made to Executive within thirty (30) days following Executive’s delivery to Employer of each such invoice; and

(iii) in the event of a Change in Control Termination, (A) an amount equal to the Annual Bonus that Executive would have otherwise received for the year in which Executive’s termination of employment occurs (had Executive remained employed by the Company through the end of the fiscal year of termination), as determined by the Company calculated based on actual performance (for the avoidance of doubt, such Annual Bonus payment shall be subject to the attainment of applicable corporate performance goals, but Executive will be deemed to have satisfied any applicable individual performance goals, and such Annual Bonus payment determined in a manner commensurate with the bonuses, if any, awarded to other similarly situated executives of the Company, subject to any applicable bonus projections that are specific to Executive for the year in which Executive is terminated), payable at the time Executive’s Annual Bonus would have been paid, had Executive’s employment not terminated, and (B) accelerated vesting of one hundred percent (100%) of all then unvested equity or equity-based awards then held by Executive.

The severance payments and benefits provided to Executive pursuant to Section 4(d) hereof are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program, and Executive acknowledges and agrees that Executive shall have no rights or entitlements to any benefits or payments under any such plan, policy or program.

(e) No Mitigation. Executive shall have no duty to mitigate the amount of any payment or benefit provided for under Section 4(d) of this Agreement by seeking other employment (including self-employment) or service, and the amount of any payment or benefit provided for under Section 4(d) of this Agreement (other than the COBRA Assistance) shall not be reduced by any compensation earned as a result of Executive’s other employment or service.

(f) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 8 of this Agreement and the Proprietary Information Agreement will survive the termination of Executive’s employment and the termination of the Term for any reason.

5. Proprietary Information Agreement. Executive hereby acknowledges and affirms his obligations under the Proprietary Information Agreement, and acknowledges and agrees that the Proprietary Information Agreement shall remain in full force and effect in accordance with the terms thereof.

6. Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any of its subsidiaries or Affiliates or to any successor to all or substantially all of the business or the assets of the Company or any subsidiary or Affiliate thereof (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective permitted successors and assigns. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and any applicable employee benefit plan, program, or arrangement, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

7. Certain Definitions. For purposes of this Agreement:

(a) Affiliate. “Affiliate” shall mean, with respect to any particular Person means (a) any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise, (b) any Person that is an officer, partner, member or trustee of, or serves in a similar capacity with respect to, the specified Person and (c) any member of the immediate family of the specified Person (which shall include parents, children and siblings, both by-blood and in-law).

(b) Cause. “Cause” shall mean any of the following events:

(i) Executive’s continuing failure or refusal to perform the services or duties of Executive’s position;

(ii) Executive’s gross negligence, dishonesty, breach of fiduciary duty or breach of any other duty owed to the Company;

(iii) Executive’s commission of any act of fraud, embezzlement or breach of the rules or policies of the Company;

(iv) Executive’s acts which, in the judgement of the Board, would tend to generate significant adverse publicity towards the Company;

(v) Executive’s commission of, indictment for, or plea of nolo contendere of a felony, or a crime of moral turpitude; or

(vi) a breach by Executive of the terms of this Agreement or the Proprietary Information Agreement.

Executive shall be given written notice by the Board of its intention to terminate him for Cause within one hundred and twenty (120) days of the later of (A) the Company learning of such event or events giving rise to such termination for Cause, and (B) the Company completing its investigation of such event or events giving rise to such termination for Cause. With respect to clauses (i), (ii), (iii), (iv), or (vi), to Executive must be given fifteen (15) days to cure such event or events giving rise to such termination for Cause (to the extent curable).

(c) Change in Control Termination. “Change in Control Termination” shall mean Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason, upon or within twelve (12) months following the consummation of a Change in Control.

(d) Change in Control. “Change in Control” shall have the meaning given such term in the Company’s 2025 Omnibus Equity Incentive Plan.

(e) Code. “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(f) Disability. “Disability” shall mean Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties.

(g) Good Reason. “Good Reason” shall mean any one of the following, that occurs without Executive’s prior written consent:

(i) a material reduction in Executive’s authorities, duties, responsibilities, or title;

(ii) a material reduction by the Company in Executive’s Annual Base Salary;

(iii) the relocation of Executive’s principal place of employment by more than fifty (50) miles from its location as of the Effective Date;

(iv) any change in reporting structure such that Executive reports to someone other than the Board (or following a Change in Control, reorganization, or the Company’s shares ceasing to be publicly traded, the board of directors of any successor or acquiring entity (or the ultimate parent entity)); or

(v) a material breach by the Company of any provision of this Agreement.

Notwithstanding the foregoing, no Good Reason will have occurred unless and until: (A) Executive has provided the Company, within thirty (30) days of the date Executive knows or should have known of the Good Reason event, written notice reasonably summarizing the applicable facts and circumstances underlying such finding of Good Reason; (B) the Company or the successor company fails to cure such condition within thirty (30) days after receiving such written notice (the “Cure Period”) or, in the event that such grounds cannot be corrected within the Cure Period, the Company has not taken all reasonable steps within the Cure Period to correct such grounds as promptly as practicable thereafter, and (C) Executive’s resignation based on such Good Reason is effective within thirty (30) days after the expiration of the Cure Period.

(h) Person. “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a governmental entity.

8. Parachute Payments.

(a) Notwithstanding any other provisions of this Agreement or any other agreement between the Parties, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 4 above, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) or would not be deductible by the Company or any of its subsidiaries or Affiliates pursuant to Section 280G of the Code (the “Deduction Loss”), then the Total Payments shall be reduced (in the order provided in Section 7(b) below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments and the Deduction Loss, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments). Executive shall execute any waiver or other documentation and take all other actions requested by the Company to acknowledge the reduction pursuant to this Section 7(a).

(b) The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of subclauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

(c) The Company will make all determinations regarding the application of this Section 7, which determinations shall be final, binding and conclusive the Company, Executive, and all other interested Persons.

In the event it is later determined that to implement the objective and intent of this Section 7, (i) a greater reduction in the Total Payments should have been made, the excess amount shall be returned promptly by Executive to the Company or (ii) a lesser reduction in the Total Payments should have been made, the excess amount shall be paid or provided promptly by the Company to Executive, except to the extent the Company reasonably determines would result in imposition of a penalty tax under Section 409A.

9. Miscellaneous Provisions.

(a) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California without reference to the principles of conflicts of law of the State of California or any other jurisdiction that would result in application of the laws of a jurisdiction other than the State of California, and where applicable, the laws of the United States.

(b) Indemnification. The Company agrees that, to the extent permitted by applicable law, if Executive is made a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a director, officer or employee of the Company, or its subsidiaries or Affiliates, Executive shall be indemnified and held harmless by the Company, and its subsidiaries or Affiliates, against, and, subject to the delivery by Executive of a customary undertaking with respect to advanced expenses, shall receive expense advancement for, all reasonable costs, charges and expenses incurred or suffered by Executive in connection therewith (including reasonable legal fees). Notwithstanding anything to the contrary in this Section 8(b), no indemnification may be made to Executive or on Executive’s behalf hereunder (i) if the Board determines that Executive is not entitled to indemnification under applicable law, or (ii) with respect to any claims in a Proceeding where such claims are brought by (A) the Company or its subsidiaries or Affiliates, or their respective directors or officers in their capacities as such, other than related to a shareholder derivative action, or (B) by Executive (or Executive’s successors or assigns). Without limitation of the foregoing, during the Term the Company shall maintain directors & officers’ insurance coverage (and any other insurance policies the Company may maintain generally for the benefit of its directors and officers) for Executive in his roles.

(c) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by email or certified or registered mail, postage prepaid, as follows:

(i) If to the Company, to:

Aptera Motors Corp.
5818 El Camino Road
Carlsbad, California 92008
Attn: Sarah Cravens
Email:

With a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP
1251 Avenue of the Americas, 18th Floor
New York, NY 10020
Attn: Daniel Forman
Email:

(ii) If to Executive, to the last address that the Company has in its personnel records for Executive; or

(iii) At any other address as any Party shall have specified by notice in writing to the other Party.

(e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

(f) Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral; provided that nothing in this Agreement shall supersede, modify or otherwise affect the Proprietary Information Agreement, which shall remain in full force and effect, or supersede, modify, or otherwise affect any other restrictive covenant, invention assignment or confidentiality obligations imposed under any Policy or any other agreement between Executive and the Company or any of its Affiliates, and in the event of any conflict between this Agreement and the Proprietary Information Agreement or any such restrictive covenant, invention assignment or confidentiality obligation, the provisions which are broadest (including, without limitation, with respect to scope and duration), or otherwise most favorable to the Company, shall control. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(g) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of Company. By an instrument in writing similarly executed, Executive or a duly authorized representative of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(h) Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any”, “all”, “each”, or “every” means “any and all”, and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein”, “hereof”, “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Persons referred to may require. All determinations, interpretations, exercises of authority, or similar rights or actions by the Board or the Company hereunder shall be made by the Board or the Company, as applicable, in its sole and absolute discretion.

(i) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(j) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(k) Whistleblower Protections and Defend Trade Secrets Act Disclosure. Notwithstanding anything to the contrary contained herein, (i) nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies), and (ii) this Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with Executive’s protected rights under federal, state or local law to, without notice to the Company: (A) communicate or file a charge with or provide information to a government regulator, such as, by way of example and not limitation, the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization; (B) participate in an investigation or proceeding conducted by a government regulator; (C) receive an award paid by a government regulator for providing information; or (D) otherwise engage in activity protected by applicable whistleblower laws. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(l) Recoupment of Erroneously Awarded Compensation. Executive acknowledges and agrees that: (i) Executive shall be bound by and abide by the terms of any clawback policy of the Company (the “Clawback Policy”) as in effect from time to time; (ii) Executive shall cooperate and shall promptly return any incentive-based compensation that the Company determines is subject to recoupment under the Clawback Policy; and (iii) any incentive-based or other compensation paid to Executive under any agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required by such law, government regulation or stock exchange listing requirement.

(m) Section 409A.

(i) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A. If the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A, the Company may (but is not obligated to), take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A.

(ii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

(iii) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31st of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request in accordance with applicable Policies (if any), the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v) Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

(vi) Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release: (A) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release; and (B) in any case where Executive’s Date of Termination and the Release Expiration Date (and any applicable revocation period) plus the first regularly scheduled payroll date thereafter fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean the date that is at least twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is at least forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 8(m)(vi), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 8(m)(vi)(C), on the first payroll period to occur in the subsequent taxable year, if later.

10. Prior Employment.

Executive represents and warrants that Executive’s acceptance of continued employment with the Company has not breached, and the continued performance of Executive’s duties hereunder will not breach, any duty owed by Executive to any prior employer or other Person. Executive further represents and warrants to the Company that (a) the continued performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other Person; (b) Executive is not bound by the terms of any agreement with any previous employer or other Person to refrain from competing, directly or indirectly, with the business of such previous employer or other Person that would be violated by Executive entering into this Agreement or providing continued services to the Company pursuant to the terms of this Agreement; and (c) Executive’s continued performance of Executive’s duties under this Agreement will not require Executive to, and Executive shall not, rely on in the continued performance of Executive’s duties or disclose to the Company or any other Person or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.

11. Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

APTERA MOTORS CORP.

By:	/s/ Blake Ryan
Name:	Blake Ryan
Title:	VP Finance

EXECUTIVE

/s/ Chris Anthony
Chris Anthony